                                                                  Exhibit 10(b)



                                    RESTATED

                              EMPLOYMENT AGREEMENT

                                    BETWEEN

                                  JERELL, INC.

                                      AND

                               EDWARD D. VIERLING

                        EFFECTIVE AS OF NOVEMBER 1, 1994

                         RESTATED EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into effective as of the 1st day of November, 1994, by and between Jerell, Inc., a Texas corporation (the "Employer") and Edward D. Vierling (the "Employee").

                               R E C I T A L S:

     A.   Employer sells and merchandises garment items;

     B. Employer desires to engage Employee as President and Chief Executive Officer of Employer to perform the services required of him by the terms hereof;

     C. Employee desires to accept employment as President and Chief Executive Officer of Employer.

     D.   Employer desires to protect its legitimate business interests.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

                                    ARTICLE I

                          ASSOCIATION AND RELATIONSHIP

     1.1 NATURE OF EMPLOYMENT. Employer acting through its Board of Directors shall direct, control, and supervise the duties and work of Employee in Employee's capacity as a President and Chief Executive Officer of Employer.

     1.2 NATURE OF RELATIONSHIP. Employee shall be employed as President and Chief Executive Officer of Employer, and Employee agrees to devote such time and attention to Employer's business as may be necessary to accomplish his assigned responsibilities and duties with such duties as may be assigned to him from time to time by Employer; provided that only duties of the type, nature and dignity normally assigned to an officer of his position in a company of the size and nature of Employer may be assigned to Employee. Employee agrees to perform his duties in accordance with any reasonable rules and regulations promulgated by Employer. It is expressly agreed that the continued employment of Employee by Employer from the date of this Agreement is part of Employee's consideration for this Agreement. Employer may not relocate Employee's principal office from the Dallas, Texas area without Employee's prior written consent.

     1.3 EXCLUSIVE SERVICES. Employee shall devote substantially his entire working time and attention to Employer's business and affairs, except for reasonable vacations and except for



EMPLOYMENT AGREEMENT                  -1-                               VIERLING
illness or incapacity and shall not, without the consent of the Board of Directors, either directly or indirectly, engage in any other profession or business which would interfere with Employee's duties and responsibilities hereunder. Passive and personal investments and the conduct of private business affairs shall not be prohibited under the Agreement to the extent that such activities do not detract from Employee's duties and responsibilities.

     1.4 SATISFACTION. Employee agrees that he will faithfully, promptly and to the best of his ability, experience and talent perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof.

                                   ARTICLE II

                            COMPENSATION AND EXPENSES

     2.1 COMPENSATION. In consideration for his services, Employer agrees that during the term of this Agreement, Employee shall be paid a salary of $200,000 annually, payable in accordance with the normal payroll practices of Employer during the period of Employee's employment under this Agreement.

     2.2 BONUS. Employee shall be entitled to receive the following bonus payments based upon Employee's performance hereunder and, in particular, Employee's performance as the Chief Executive Officer of the Dress Division:

          A. BASE BONUS. Employee shall be entitled to receive a Base Bonus (herein so called) of 5% of the net profits before taxes of the Dress Division (herein so called, which includes all division and profit centers of the Employer other than the Multiples Division) for the Employer's fiscal year if the Dress Division's net profits before taxes are $1 million or less.

          B. EXCESS BONUS. The net profits before taxes of the Dress Division in excess of $1 million for the Employer's fiscal year (the "Excess Profits") shall be divided into three equal parts and applied and utilized as follows:

              1. The "first part" of the Excess Profits shall be divided among the employees of the Dress Division as determined by Employee, provided, however, Employee shall only be entitled to receive a maximum of 50% of the "first part" share of the Excess Profits, referred to herein as the "Excess Bonus".

               2. The "second part" of the Excess Profits shall be utilized by the Employer for corporate purposes.

               3. The "third part" of the Excess Profits shall be combined with the third part of the "Multiples Division Excess Profits" (defined below) to create a "Corporate Fund" (defined below) out of which Employee may be entitled to receive a "Corporate Bonus" (defined below), all as provided in subparagraph C below.



EMPLOYMENT AGREEMENT                  -2-                               VIERLING

          C. CORPORATE BONUS. Employee shall also be entitled to receive a bonus out of a Corporate Fund (herein so called) made up of the "third part" of the Excess Profits referred to in subparagraph B above and the "third part" of the Multiples Division's Excess Profits (herein so called), all of which Corporate Fund shall be subject to adjustments as provided below. The Multiples Division's net profits before taxes in excess of $1 million for the Employer's fiscal year shall be referred to as the "Multiples Division's Excess Profits". The Multiples Division's Excess Profits shall be divided into three equal parts, the first two parts of which Employee shall not be entitled to participate. The "third part" of Multiples Division's Excess Profits shall be added to the Corporate Fund. The Corporate Fund shall then be reduced by ESOP contributions, interest on the ESOP debt (or, if the ESOP debt is renegotiated, debt service to third-party lenders; provided, however, there shall be no duplication of deductions - for example, if the ESOP debt is paid by the ESOP out of ESOP contributions made by Employer, the ESOP contributions will be deducted but not the debt payments by the ESOP) and the remaining amount of corporate general, administrative and data processing expenses not previously allocated to the Dress and Multiples Divisions. Employee shall be entitled to a Corporate Bonus (herein so called) equal to the lesser of (i) 25% of such remaining amount of the Corporate Fund or (ii) 25% of the Corporate Fund.

          D. DEFINITION OF NET PROFITS. The term "net profits before taxes" as used herein with respect to the Dress and Multiples Divisions shall mean all revenue from sales of garments derived from the Dress Division or the Multiples Division, as the case may be, minus expenses incurred by such Division, including (i) factoring fees and costs allocable to that Division as well as (ii) such Division's share of corporate data processing costs and expenses and corporate general and administrative expenses which corporate expenses in the aggregate shall not exceed 10% of such Division's revenue. Net profits before taxes for the Dress Division and Multiples Division, as the case may be, and the Employer's net profits before taxes shall be determined by the Employer in accordance with its historical internal accounting practices as consistently applied for prior periods.

          E. BONUS PAYMENTS. Employee shall be entitled to receive Base Bonus, Excess Bonus and Corporate Bonus (collectively the "Bonus") payments based on the Employer's then current fiscal year. Until such time as the cumulative net profits before taxes for the current fiscal year are determined, Employee shall be entitled to receive on a cumulative basis for each fiscal quarter 50% of the Base Bonus, Excess Bonus and Corporate Bonus accumulated through the then current fiscal quarter, such amount of the Bonus to be paid not later than 45 days following the end of the first three fiscal quarters and 90 days following the end of the Employer's fiscal year (for the final fiscal quarter) and at the same time the final bonus payment for the fiscal year shall be calculated and paid. In the event Employee's share of the Bonus is overpaid during any fiscal quarter or fiscal year, the amount of such overpayment may be offset against any future Bonus payments to Employee hereunder. At Employee's option all or any portion of Employee's Bonus may be paid in the form of or applied for the purchase of Employer common stock which may be subject to a stock restriction agreement which, among other things, values such shares of common stock at the book value per share as of the end of the Employer's fiscal year as determined by the accountant's annual audit report; provided, however, Employee's right to elect to receive Employer stock shall



EMPLOYMENT AGREEMENT                  -3-                               VIERLING
terminate immediately upon receipt of written notice of termination or an event of termination provided for herein, whichever is the first to occur. In no event shall Employee be permitted to acquire shares under this Agreement and under any other agreement which would reduce the Frankel Shares equity interest in the Company to less than 51% unless otherwise specifically permitted by such agreement. Employee may receive or purchase shares at their book value determined as of the end of the Employer's fiscal year in which the Employee's Bonus is earned.

     2.3 OTHER BENEFITS. The Employee shall be eligible to participate in the Employer's ESOP and in other group plans currently maintained by the Employer on the same terms and conditions as other employees of the Employer.

     2.4 EXPENSES. Employer agrees to pay all travel and other expenses of Employee incident to Employee's rendering services to the Employer subject to proper documentation by Employee.

                                   ARTICLE III

                            CONFIDENTIAL INFORMATION

     3.1 NONDISCLOSURE. Employee expressly covenants and agrees that he will not, during his employment with Employer or for a period of two years after the termination hereof, irrespective of the manner or cause of the termination, directly or indirectly, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of Employer, in any manner whatsoever, any Confidential Information (herein defined) of Employer or any of its subsidiaries or affiliates without the prior written consent of a duly authorized officer of Employer.

     3.2 DEFINITION OF "CONFIDENTIAL INFORMATION". As used herein, "Confidential Information" means information of any kind, nature, and description disclosed to, discovered by, or otherwise known by Employee as a direct or indirect consequence of or through his employment with Employer, not generally known in the businesses in which Employer is or may become engaged (other than through or as a result of Employee's unauthorized disclosure), about Employer's business, merchandise, processes and services, including, but not limited to, information relating to Employer's research, developments, inventions, product lines, designs, purchasing, finances and financial affairs, marketing, merchandising, clients, customers or persons or concerns likely to become clients or customers, any past or present merchandise or supply sources, or persons or concerns likely to become merchandise or supply sources in the future, system designs, procedure manuals, the prices it obtains or has obtained or at which it sells or has sold its services or products, the names of its personnel, automated data programs, reports, personnel procedures, and supply and service resources. Without regard to whether any or all of the foregoing matters would be deemed to be confidential, material, or important, the parties hereto stipulate that between them, the same are important, material, and confidential and if disclosed would materially affect the successful conduct of the business of the Employer and its goodwill.



EMPLOYMENT AGREEMENT                  -4-                               VIERLING

     3.3 RETURN OF EMPLOYER INFORMATION. Upon termination of this Agreement or Employee's employment, unless authorized to the contrary in writing by a duly authorized officer of Employer, Employee will surrender to Employer all proprietary information relating to Employer and its business, including, but not limited to, Confidential Information, all lists, rolodex cards, charts, schedules, reports, financial statements, books and records, designs, and all copies thereof, of Employee (regardless of whether such information may have been prepared or compiled by Employee) and any and all other property belonging to Employer whatsoever. Employee shall have no right to copy or otherwise reproduce any of the items set forth above, which items are the sole and exclusive property of the Employer.

                                   ARTICLE IV

                               EMPLOYEE COVENANTS

     As a condition to continued employment and in consideration of the compensation paid to Employee under Paragraph 2.1 and the Bonus structure set forth in Paragraph 2.2, the benefits provided under the Succession Agreement dated March 15, 1995, of which this Agreement is a part and the disclosure of Confidential Information, Employee hereby agrees that for a period of 12 months following Employee's termination of employment and for the period extending beyond the 12 months in which Employee is receiving payments provided for hereunder, Employee will not directly or indirectly, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Employee owns less than one percent of any class of outstanding securities), or lending relationship or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for any other person or business entity, without the written consent of the Employer:

       (i) compete in any way with the Dress Division of Employer anywhere in the United States;

       (ii) hire any employee of Employer or in any way try to influence any employee of Employer to terminate his employment with Employer; and

       (iii) directly or indirectly request or advise any present or future merchandise resource, supply resource, or service resource of the Employer to withdraw, curtail or cancel the furnishing of sales of merchandise, supplies or services to the Employer.

Anything in this Article IV to the contrary notwithstanding, the covenant contained in paragraph (i) above shall be applicable only in the event Employee voluntarily terminates employment hereunder or is terminated for "cause" (as defined herein) by the Employer.



EMPLOYMENT AGREEMENT                  -5-                               VIERLING

                                   ARTICLE V

                             SURVIVAL OF COVENANTS

     In the event of termination of this Agreement for any reason, then the covenants contained in Article III and Article IV hereof shall survive the termination of Employee's employment with Employer. Employee agrees that the salary, bonus, participation in the benefit plans of the Employer, access to Confidential Information and benefits derived from the Succession Agreement dated March 15, 1995, constitute full and complete compensation to Employee for all Employee's obligations, covenants and services and for all general and specific assignments under this Agreement.

                                   ARTICLE VI

                            ENFORCEMENT OF COVENANTS

     6.1 SPECIFIC PERFORMANCE, ETC. Employee agrees that a violation on his part of any covenant contained in Article III and IV of this Agreement will cause such damage to Employer as will be irreparable and for that reason, Employee further agrees that Employer shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies Employer may have, including, specifically, recovery of damages. Employee and Employer expressly acknowledge and agree that such covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a court of competent jurisdiction determines that limitations on such covenants and agreements are required.

     6.2 COST AND EXPENSES. The non-prevailing party shall reimburse the prevailing party for any reasonable legal fees, costs and expenses incurred by the prevailing party in a proceeding to secure the performance of the covenants contained in this Agreement or in establishing damages for the breach thereof, or in obtaining any other appropriate relief hereunder.

     6.3 INDEPENDENT COVENANTS. The covenants and agreements contained in Articles III and IV herein shall be construed as covenants or agreements independent of any other provision of this Agreement and the allegation or existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants contained therein; provided, however, if Employer is in default of any salary or Bonus payments required to be made to Employee hereunder and fails to make such payment 30 days after receipt of written notice of default from Employee, then the covenants contained in Article IV shall not be enforceable against Employee.

     6.4 VALIDITY. It is the intent of the parties that the provisions contained in this Agreement, in particular, the covenants contained in Articles III and IV hereof shall, to the



EMPLOYMENT AGREEMENT                  -6-                               VIERLING
fullest extent permissible under law and public policy, be enforced by the courts of each state and jurisdiction in which enforcement is sought and that unenforceability (or the modification necessary to conform with such law and public policy) of any part of such covenants shall not be deemed to render unenforceable any other part of those covenants. Accordingly, if any part of Articles III and IV hereof shall be adjudicated to be invalid or unenforceable in any action or proceeding in which Employee, his heirs, executors, and administrators and the Employee, its successors or assigns, are parties, whether in its entirety or except as modified as to the duration, territory or otherwise, then such part shall be deemed deleted or amended, as the case may be, from the Agreement in order to render the remainder of those articles valid and enforceable. Any such deletion or amendment shall apply only where the court rendering the same has jurisdiction.

     6.5 EMPLOYEE REPRESENTATIONS. Insofar as the covenants set out in Articles III and IV are concerned, Employee specifically acknowledges and agrees as follows: (i) the covenants are reasonable and necessary to protect the goodwill and business interest of the Employer; (ii) the time duration and geographical area limitations of the covenants are reasonable and necessary to protect the goodwill and business interest of the Employer;
(iii) the consideration for the covenants is the employment and continued employment of Employee by the Employer and the monetary considerations set forth in Article II hereof; (iv) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the goodwill and other business interests of the Employer; and (v) upon termination of employment hereunder for any reason Employee believes he will be able to earn a livelihood without violating the provisions of Articles III and IV.

                                   ARTICLE VII

                                TERM OF AGREEMENT

     7.1 TERM. Except for earlier termination specifically provided for herein, the term of this Agreement shall commence on November 1, 1994, and shall be in force until October 31, 1999.

     7.2  DEATH OR DISABILITY.

          A. DEATH. Subject to the provisions of this Section 7.2, this Agreement shall terminate on the death of Employee. Any accrued salary payable to Employee at the time of his death shall be paid to Employee's estate or legal representative (the "Estate") within seven days following the date of death. Employer shall also pay to the Estate an amount equal to the Bonus to which Employee would otherwise have been entitled with respect to the pro rata portion of the fiscal quarter during which his death occurred. Such
Bonus shall be computed and paid in accordance with Section 2.2 for the pro rata portion of the fiscal year through Employee's date of death.



EMPLOYMENT AGREEMENT                  -7-                               VIERLING

          B. DISABILITY. Subject to the provisions of this Section 7.2, this Agreement shall terminate in the event that Employee is determined to be Disabled (herein defined) when he is unable to continue his normal duties of employment by reason of a medically determined physical or mental impairment for a cumulative period of at least sixty (60) days. For the purposes of this Agreement, Employee is "Disabled" when, due to a physical or mental condition, he is unable to continue his normal duties. If the parties cannot mutually agree upon whether Employee is disabled for the purposes of this Agreement, then the Employer and Employee (or if Employee is incapacitated or unable to make the appointment, then Employee's spouse or personal representative) shall each appoint one doctor of medicine licensed to practice in Texas, and the two doctors so appointed shall determine if Employee is in fact disabled for the purpose of this Agreement. If the two doctors so appointed cannot agree if Employee is Disabled, they shall appoint a third doctor of medicine and the decision of the majority shall be binding on all parties. If Employee is on the Board of Directors of Employer, Employee's vote in selecting the Employer's doctor shall not be counted in making that decision even if the remaining directors voting are less than a quorum. Employee shall also be entitled to receive as disability pay an amount equal to his salary for a period of 12 months following the termination of employment for disability, the payment of which may be offset against any disability insurance payment from policies provided by and paid for by the Employer. In addition, Employer shall pay to Employee as disability pay an amount equal to the Bonus to which Employee would have otherwise been entitled with respect to the pro rata portion of the fiscal quarter during which he was determined to be disabled. Such Bonus shall be computed and paid in accordance with Section 2.2 for the pro rata portion of the fiscal year through the date his disability commenced.

     7.3 MISCONDUCT. Without notification to Employee, except as provided below, Employer may terminate Employee's employment hereunder for "cause". The term "cause" as used herein shall mean either: (i) the conviction of Employee of or a plea of nolo contendre by Employee to any felony or misdemeanor perpetrated against Employer and having a material adverse effect on Employer, (ii) the violation of any reasonable code of conduct which is adopted by Employer (upon approval by its Board of Directors) and is applicable generally to Employer's employees or (iii) the determination by Employer's Board of Directors (by resolution adopted in good faith after opportunity for a hearing for Employee and his counsel) that Employee has perpetrated an action against Employer that would constitute a felony, or a misdemeanor having a material adverse effect on Employer; PROVIDED, that the Board on its own motion or Employee after an adverse determination by the Board may refer the matter to the American Arbitration Association to determine whether Employee's conduct meets the test set forth above. If Employer believes Employee has violated such code of conduct, Employer shall give written notice thereof to Employee. Employee's alleged conduct shall not constitute a violation of the code of conduct if Employee ceases such conduct within 30 days after receipt of written notice from Employer. In the event Employee is terminated for cause, Employee shall not be entitled to any salary, Bonus, or any other payment for periods after the date of termination. Employer shall have no right to terminate this Agreement except for "cause" as provided for herein. If Employer should, in violation of this Agreement, terminate Employee's employment without "cause" (as defined above), Employer shall pay to Employee as partial liquidated damages, the full amount of salary and Bonus payments Employee would have been



EMPLOYMENT AGREEMENT                  -8-                               VIERLING
entitled to receive during the remaining term of this Agreement, at the time such payments would have been payable hereunder; provided, however, such payments may be reduced by compensation and benefits received by Employee from any new employer if Employee obtains employment elsewhere.

     7.4 TERMINATION BY EMPLOYEE. Employee may voluntarily terminate employment hereunder by giving 30 days' advance written notice of such termination to Employer. In the event Employee exercises his right to terminate this Agreement, Employee shall be entitled only to accrued salary to the date of termination and Bonus accrued for the fiscal quarter preceding the quarter in which the notice of termination is given. Such Bonus payments shall be made at the time and in accordance with Section 2.2E hereof.

     7.5 MUTUAL AGREEMENT. Employee's employment under this Agreement may be terminated by the mutual written agreement of Employee and Employer.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 NOTICE. All notices provided for by this Agreement shall be made in writing, (a) either by actual delivery of the notice to the party thereunto entitled; or (b) by the mailing of the notice in the United States mail addressed to the party to be notified at the address listed below (or at such other address as may have been designated by written notice), certified or registered mail, return receipt requested. The notice shall be deemed to be received (a) if by personal delivery, on the date of its actual receipt by the party entitled thereto or (b) if by mail, three (3) days after the date of deposit in the United States mail.

          Jerell, Inc.                  Edward D. Vierling
          1431 Regal Row                1901 Kings Isle Drive
          Dallas, Texas 75247           Plano, Texas 75093

     8.2 ENTIRE AGREEMENT. This Agreement, the Succession Agreement and agreements related thereto contain the entire agreement of the parties hereto and supersede all prior agreements and understandings, oral or written, if any, between the parties hereto. No modification or amendment of any of the terms, conditions, or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

     8.3 GOVERNING LAW. The laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement.

     8.4 PARTIES BOUND. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer, Employee, and their respective heirs, personal representatives, successors, and assigns; provided, however, that Employee may not assign any rights or obligations hereunder without the express written consent of Employer.



EMPLOYMENT AGREEMENT                  -9-                               VIERLING

This Agreement shall also bind and inure to the benefit of any successor of Employer by merger or consolidation, or any assignee of all or substantially all of Employer's properties or stock.

     8.5 DESCRIPTIVE HEADINGS. Titles to paragraphs herein are for information purposes only and shall not be used for interpretation of this Agreement.

     8.6 MULTIPLE COUNTERPARTS. This Agreement has been executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     8.7 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term, including renewals, of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     8.8 WAIVERS AND CONSENTS. One or more waivers of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act. No custom or practice of either party shall constitute a waiver of either party's rights to insist upon strict compliance with the terms hereof.

     8.9  FORUM SELECTION.   THE PARTIES HERETO AGREE THAT SHOULD ANY LEGAL
SUITS, ACTIONS OR PROCEEDINGS ARISING WITH REGARD TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY TERMS, CONDITIONS, REPRESENTATIONS AND WARRANTIES BE INSTITUTED BY ANY PARTY HERETO, SUCH SUITS, ACTIONS OR PROCEEDINGS SHALL BE INSTITUTED ONLY IN THE STATE OR FEDERAL COURTS IN THE COUNTY OF DALLAS, STATE OF TEXAS, AND THE PARTIES HERETO DO HEREBY WAIVE CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTION WHICH THEY MAY HAVE NOW OR HEREAFTER TO THE VENUE OF ANY SUCH SUITS, ACTIONS OR PROCEEDINGS.

     8.10 SERVICE OF PROCESS. SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED ON ANY PARTY IN ANY SUIT, ACTION OR PROCEEDING MAY BE MADE IN THE MANNER AND TO THE ADDRESS



EMPLOYMENT AGREEMENT                  -10-                              VIERLING

PROVIDED FOR IN SECTION 8.1 ABOVE AND SERVICE THUS MADE SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON SUCH PARTY BY ANY PARTY TO THIS AGREEMENT ON WHOSE BEHALF SUCH SERVICE IS MADE.

     IN WITNESS WHEREOF, this Agreement is signed and executed as of the day and year first above written.


                                       EMPLOYER:

                                       JERELL, INC.

Date signed: March 15, 1995            By: /s/ illegible
                                          ------------------------------


                                       EMPLOYEE:

Date signed: March 15, 1995            /s/ Edward D. Vierling
                                       ---------------------------------
                                           Edward D. Vierling


49398SAM





EMPLOYMENT AGREEMENT                  -11-                              VIERLING